UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 18, 2006
Date of Report (Date of earliest event reported)
MSX International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-49821 (Commission File Number)	38-3323099 (IRS Employer Identification No.)
1950 Concept Drive, Warren, Michigan
(Address of principal executive offices)
48091
(Zip Code)
(248) 299-1000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 18, 2006, MSX International, Inc. (the “Company”) announced that the Company had entered into an Employment Agreement with Mr. Peter Leger, effective as of December 18, 2006. A copy of the Press Release issued in connection with the Employment Agreement has been filed as Exhibit 99.1 to this report.
Mr. Leger’s employment agreement provides that he shall serve as the President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company until December 18, 2010, for an annual compensation of $550,000 plus a bonus having an annual incentive target of 60% of base salary. Mr. Leger is eligible for higher bonus payments, of up to 150% of his base salary, depending on the achievement of certain performance goals and is guaranteed a bonus of no less than $350,000 for fiscal year 2007. As required by the employment agreement, the Company will review the base salary annually throughout the employment term. The employment agreement contains provisions providing for severance payments to Mr. Leger equal to 75% of his base salary and 75% of his bonus payments for the last completed calendar year prior to termination, payable in equal monthly installments over six months upon his termination by the Company without cause or by him for good reason, as defined in the employment agreement. Along with the severance payments the Company is obligated to pay a prorated portion of any bonus payments earned during the year of the termination and any earned and unpaid base salary or unused vacation days, and provide 18 months of continued health care coverage. In addition, Mr. Leger agrees that upon termination of his employment he will not compete with the business conducted by the Company for an 18 month period following such termination; if the termination is by the Company without cause or by Mr. Leger for good reason, as defined in the employment agreement, he is entitled to receive (in addition to the severance payments described above) payments equal to 75% of his base salary and 75% of his bonus payments for the last completed calendar year prior to such termination, payable in equal monthly installments over such 18 month period.
Court Square Capital Partners, L.P., manager of Citigroup Venture Capital Partners, L.P. (“Court Square”), separately entered into a letter agreement with Mr. Leger committing to develop and implement an Equity Incentive Plan upon a successful refinancing of the Company’s debt. The plan will be developed in consultation with Mr. Leger and will provide for equity grants to Mr. Leger with an expected value of $5 million or more upon consummation of liquidity events in the future.
The description of the terms of the arrangement between the Company and Mr. Leger provided herein is a brief summary and is qualified in its entirety by reference to the employment agreement that will be filed as an exhibit to the Company’s upcoming 10-K.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Mr. Peter Leger’s appointment to serve as the Company’s President and Chief Executive Officer and as a member of the Board of the Directors was approved by the Company’s Board of Directors on November 1, 2006 and will become effective on December 18, 2006. Mr. Leger’s biographical information is as follows:

Name	Age	Position
Peter Leger	55	President and Chief Executive Officer
Mr. Leger most recently served as Chief Executive Officer for VinPlus, LLC, which provides data services, e-Commerce and software solutions to the automotive retail and financial services sectors. Prior to that he was the Chief Executive Officer for NAT, Inc. from 2003-2005, where he was responsible for expanding NAT’s software solutions and warranty administration platform portfolio and participated in structuring the sale of NAT, Inc. to DealerTrack Holdings, Inc. in 2005. Mr. Leger was the founder of TAS Group, Inc., a company focused on designing and implementing e-Commerce, software solutions and business process outsourcing for automotive and financial service companies, and served as the company’s Chief Executive Officer from 2001-2003. He served as the President and Chief Executive Officer of APAC Customer Services, Inc. and Credit Management Solutions Inc., from 1999-2001 and 1998-1999, respectively. Prior to that, Mr. Leger held a number of business leadership roles at

Automatic Data Processing, Inc. as President of ADP Dealer Services and Reuters PLC as President of their Systems Integration Trading Rooms Division. He received his M.B.A. from Concordia University and his C.A. and BCommerce from McGill University in Montreal.
Mr. Leger entered into an employment agreement with the Company in connection with his nomination to serve as an officer and director of the Company. The material terms of such employment agreement are set forth in Item 1.01 above.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description:
99.1	Press Release issued by the Company dated December 18, 2006

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.
Dated: December 18, 2006

MSX INTERNATIONAL, INC.
By:	/s/ Frederick K. Minturn
Frederick K. Minturn
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description:
99.1	Press Release issued by the Company dated December 18, 2006

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